Exhibit 99.3

CMRX Employee FAQ

1.	Why is Chimerix entering into a transaction with Jazz Pharmaceuticals?
•	The transaction will accelerate development of our pipeline, expand our commercial footprint, and eventually enable us to reach more patients globally while also delivering significant and certain cash value to our shareholders.
•	Jazz shares our commitment to advancing first-in-class medicines in rare disease oncology and has an unwavering patient focus. Joining forces with Jazz will provide the resources and scale to accelerate our global dordaviprone development and commercialization strategy.
•	Our priorities, values and culture align closely. Jazz believes in the future and power of our clinical portfolio and the expertise of our team.

2.	What will happen to my Chimerix options and RSUs?
•	Vested and unvested options that have a strike price below $8.55 per share will be accelerated and exchanged for the difference in cash for the difference between $8.55 and the exercise price. The cash balance will be deposited through payroll within one-month post-closing.
•	Unvested RSU’s will accelerate and be exchanged for cash at $8.55 per RSU under the same parameters above.

3.	Will this impact the ongoing ACTION study?
•	The completion of the ACTION study remains a critical factor in ensuring long-term, sustained access to dordaviprone, and the transaction will not impact or interrupt the study for patients who are already enrolled or are pursuing enrollment.

4.	What does this mean for me and my day-to-day responsibilities?
•	Until closing, we are continuing to operate as usual – your day-to-day responsibilities will not change, and there will be no changes to your reporting structure.
•	As we move towards completion, details will come together around what integrating our two companies will look like.

5.	Will there be any changes to the senior management team?
•	Our leadership team and organization will remain in place between now and the closing of the transaction.
•	We will continue to operate independently until then and will work closely with Jazz Pharmaceuticals during the integration planning process to determine the best way to integrate Chimerix into the larger organization.How will Chimerix fit into the overall organization of Jazz Pharmaceuticals? When will we know what the new organizational structure will be?
•	Those types of decisions will be made as we move closer to the integration after completion of the transaction. Between now and close, we will discuss the integration plan in more detail, including our future organizational structure.

6.	Will Chimerix’s company culture change?
•	Jazz shares our commitment to advancing groundbreaking medicines and putting patients first – that commitment will not change.

7.	Will there be layoffs as a result of this transaction?
•	Jazz recognizes the value of our people and our pipeline. They are investing in our business because they believe in our tremendous potential, and that’s thanks to our entire team.
•	A critical part of our integration planning work will be to determine how best to seamlessly integrate Chimerix into the broader organization with as little disruption as possible.
•	We will continue to be transparent as important decisions are made.

8.	How will the transaction affect our relationships with patients, collaborators, and other stakeholders?
•	This transaction will bring enhanced benefits to our patients, collaborators and providers.
•	Partnering with Jazz will provide us with the resources and scale to accelerate access to dordaviprone to as many patients as possible, as quickly as possible, while continuing to advance ONC206 and our important pre-clinical programs.

9.	When will the transaction be complete? What can I expect between now and closing?
•	We expect the transaction to close in the second quarter of 2025, subject to regulatory approvals and customary closing conditions.
•	In the meantime, both companies will continue to operate separately, and it remains business as usual for all of us at Chimerix.

Forward-looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Jazz Pharmaceuticals plc. (“Jazz”) and Chimerix, Inc. (“Chimerix”), including statements regarding Jazz’s proposed acquisition of Chimerix, the anticipated occurrence, manner and timing of the proposed tender offer, the closing of the proposed acquisition and the prospective benefits of the proposed acquisition, including benefits from dordaviprone’s potential to improve the standard of care for a rare oncology disease and also contribute durable revenue beginning in the near-term; dordaviprone’s potential to rapidly become a standard of care and a meaningful therapy for patients with limited treatment options; the potential for a near-term commercial launch of dordaviprone in the U.S. if approved; the potential of the ongoing Phase 3 ACTION trial to confirm clinical benefit of dordaviprone in recurrent H3 K27M-mutant diffuse glioma and extend its use in first-line patients; dordaviprone potentially being eligible for a Rare Pediatric Disease PRV; Jazz’s anticipated source of funds for the proposed acquisition; and other statements that are not historical facts. Actual results could differ materially from those anticipated in these forward-looking statements. Except as required by law, each of Jazz and Chimerix assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise. These statements, which represent each of Jazz’s and Chimerix’s current expectations or beliefs concerning various future events that are subject to significant risks and uncertainties, may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Chimerix’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Jazz and Chimerix will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that competing offers or acquisition proposals will be made; the effects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Jazz’s ordinary shares or Chimerix’s common stock and/or Jazz’s or Chimerix’s operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; Jazz’s ability to fund the acquisition with existing cash and investments; effectively launching and commercializing products and product candidates such as dordaviprone, if approved; the successful completion of development and regulatory activities with respect to dordaviprone; obtaining and maintaining adequate coverage and reimbursement for Jazz’s or Chimerix’s products; the time-consuming and uncertain regulatory approval process, including the risk that Chimerix’s NDA for dordaviprone seeking accelerated approval for treatment of H3 K27M-mutant diffuse glioma in adult and pediatric patients with progressive disease following prior therapy may not be approved by FDA in a timely manner or at all, and that Chimerix and/or Jazz may not receive a Rare Pediatric Disease PRV upon potential approval of dordaviprone; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients, including with respect to current and planned future clinical trials of dordaviprone; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to Jazz’s or Chimerix’s business operations and financial results; the sufficiency of Jazz’s or Chimerix’s cash flows and capital resources; Jazz’s or Chimerix’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Jazz and Chimerix, including those described from time to time under the caption “Risk Factors” and elsewhere in their respective filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including Jazz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Chimerix’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Jazz and its acquisition subsidiary, Pinetree Acquisition Sub, Inc., and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Chimerix. Any forward-looking statements are made based on the current beliefs and judgments of Jazz’s and Chimerix’s management, and the reader is cautioned not to rely on any forward-looking statements made by Jazz or Chimerix. Except as required by law, Jazz and Chimerix do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Chimerix, Jazz or its acquisition subsidiary, Pinetree Acquisition Sub, Inc., is expected to file with the SEC upon the commencement of the tender offer. The solicitation and offer to tender and the offer to buy Chimerix stock will only be made pursuant to a tender offer statement on Schedule TO, including an Offer to Purchase and related tender offer materials that Jazz and its acquisition subsidiary, Pinetree Acquisition Sub, Inc. is expected to file with the SEC. At the time the tender offer is commenced, Jazz and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO and thereafter Chimerix is expected to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CHIMERIX’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHIMERIX SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be made available to all stockholders of Chimerix at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either Jazz or Chimerix. Copies of the documents filed with the SEC by Chimerix will be available free of charge on Chimerix’s website at https://www.chimerix.com or by contacting Chimerix at IR@chimerix.com. Copies of the documents filed with the SEC by Jazz will be available free of charge on Jazz’s website at https://investor.jazzpharma.com or by contacting Jazz’s Investor Relations Department at investorinfo@jazzpharma.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, Jazz and Chimerix each file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public over the internet at the SEC’s website at http://www.sec.gov.